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                                                   ----------------------------
                        UNITED STATES             |        OMB APPROVAL        |
              SECURITIES AND EXCHANGE COMMISSION   ----------------------------
                   Washington, D.C. 20549         | OMB Number: 3235-0145      |
                                                  | Expires: December 31, 1997 |
                       SCHEDULE 13G               | Estimated average burden   |
                                                  | hours per response...14.90 |
                                                   ----------------------------

   INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
         UNDER THE SECURITIES EXCHANGE ACT OF 1934
                   (AMENDMENT NO. 2)*

              Molecular Devices Corporation
                    (Name of Issuer)

                        Common
              (Title of Class of Securities)

                       60851C107
                     (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              PAGE 1 OF 5 PAGES

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CUSIP NO. 60851C107                  13G                     PAGE 2 OF 8 PAGES

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Moshe Alafi
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                            11,055
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                            402,840
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                         11,055
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                        402,840
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     413,895
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                           PAGE 2 OF 5 PAGES
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ITEM 1.
      (a)  Name of Issuer:

                     Molecular Devices Corporation


      (b)  Address of Issuer's Principal Executive Offices:

                     1311 Orleans Drive, Sunnyvale, CA


ITEM 2.

      (a)  Name of Person Filing

                     Moshe Alafi


      (b)  Address of Principal Business Office or, if None, Residence:

                     P.O. Box 7338
                     Berkeley, CA  94707


      (c)  Citizenship:

                    United States


      (d)  Title of Class of Securities:

                    Common


      (e)  Cusip Number:

                    60851C107


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

ITEM 4.  OWNERSHIP

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

               Not applicable.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /x/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

                              PAGE 3 OF 5 PAGES

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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

               Not applicable.


ITEM 10. CERTIFICATION

               Not applicable.


                              PAGE 4 OF 5 PAGES

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                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 9, 1998
                              ----------------------------------------
                              Date


                              /s/ Moshe Alafi
                              ----------------------------------------
                              Signature


                              Moshe Alafi
                              ----------------------------------------
                              Name/Title


                              PAGE 5 OF 5 PAGES